PACIFIC FUNDS

PF PIMCO Managed Bond Fund

Report Pursuant to Rule 10f-3

QUARTER ENDED MARCH 31, 2002

Comparable Securities
		Securities Purchased	(1)	(2)	(3)
(1)	Name of Issuer	Dynergy	Rotech	Panamsat Corp Sr Nt	Magnum Hunter
(2)	Description of Security (name, coupon, maturity, subordination, common stock, etc.)	Dynergy Holdings Inc. NT 8.8%, 2/15/2012	Rotech Healthcare Inc Sr 144A 9.5% 04/01/2012	Panamsat Corp Sr Nt 8.5% 02/01/2012	Magnum Hunter Re Priv 9.6% 03/15/2012
(3)	Date of Purchase	2/15/2002	3/15/2002	01/25/2002	03/13/2002
(4)	Unit Price	$100.00	$100.00	$100.00	$100.00
(5)	Current Yield	8.25%	9.50%	8.50%	9.60%
(6)	Yield to Maturity	7.85%	9.50%	8.50%	9.60%
(7)	Principal Amount of Total Offering	$500,000,000	$300,000,000	$800,000,000	$300,000,000
(8)	Underwriting Spread	387.5 basis point spread vs Treasury with coupon 4 7/8, maturity 02/12	415 basis point spread vs Treasury with coupon 4 7/8, maturity 02/12	342 basis point spread vs Treasury with coupon 4 7/8, maturity 08/11	432 basis point spread vs Treasury with coupon 4 7/8, maturity 02/12

PACIFIC FUNDS

PF PIMCO Managed Bond Fund

Report Pursuant to Rule 10f-3

QUARTER ENDED MARCH 31, 2002

Comparable Securities
		Securities Purchased	(1)	(2)	(3)
(9)	Names of Underwriters (prospectus may be attached)	Banc of America Securities LLC, Credit Suisse First Boston Corp., ABN Amro	Goldman Sachs & Co, UBS Warburg	Credit Suisse First Boston Corp., Deutsche Banc Alex Brown	Deutsche Banc Alex Brown Inc., CIBC World Markets Lehman Brothers
(10)	Years of Continuous Operation	>3	>3	>3	>3
(11)	Dollar Amount of Purchase	$100,000	N/A	N/A	N/A
(12)	% of Offering Purchased by Fund	0.02%	N/A	N/A	N/A
(13)	% of Offering Purchased by Associated Funds	16.80%	N/A	N/A	N/A
(14)	Sum of (12) and (13)	16.82%	N/A	N/A	N/A
(15)	% of Fund Assets Applied to Purchase	0.29%	N/A	N/A	N/A
(16)	Name(s) of Underwriter(s) or Dealer(s) from whom Purchased	Bank of America	N/A	N/A	N/A

(17)	Is Fund Manager a Manager or Co-manager in Offering?	NO	NO	NO	NO

PACIFIC FUNDS

PF PIMCO Managed Bond Fund

Pursuant to Rule 10f-3

QUARTER ENDED MARCH 31, 2002

Eligibility (check one): registered public offering Eligible Municipal Security Eligible Foreign Offering Eligible Rule 144A Offering

Other fund purchasers having same investment adviser as Fund.

Check if the following conditions have been met (and discuss any exceptions):

The securities were purchased (1) prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

N/A In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

Percentage of offering purchased by Fund and other funds with same investment adviser did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of (1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class.

The Fund did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, /provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine:

the securities were sold in an Eligible Rule 144A Offering;

compliance with the first condition, above, regarding time and price.

Attach copy of written statement for each box checked.

The Fund Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Fund's Rule 10f-3 Procedures.

Date:__04/25/2002____ Signed:

Name: Jennifer Durham Title: Portfolio Compliance Manager